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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
AMERICAN EQUITY INVESTMENTS LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN EQUITY
 Investment Life Holding Company

5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2004

        The Annual Meeting of Stockholders of American Equity Investment Life Holding Company will be held at the Company's executive offices, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, on Thursday, June 10, 2004 at 3:30 p.m., local time, for the following purposes:

1.
To elect a total of four (4) Directors to three-year terms.

2.
To ratify the appointment of Ernst & Young LLP as our independent auditors for 2004.

3.
To transact such other business that may properly come before the meeting.

        Stockholders of record at the close of business on April 7, 2004, are entitled to notice of and vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote in one of the following ways:

  •
  By telephone, using the toll-free telephone number shown on the proxy card;

  •
  Through the Internet by visiting the website noted on the proxy card; or

  •
  By completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or by fax to the number shown on the proxy card.

By Order of the Board of Directors

Debra J. Richardson Secretary
West Des Moines, Iowa April 27, 2004

PROXY STATEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Stockholders
June 10, 2004

TABLE OF CONTENTS

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION	2
General Information	2
Voting Rights	2
Voting	2
PROPOSALS TO BE VOTED UPON	4
Proposal 1
Election of Directors	4
Nominees for Class I Directors for Terms to Expire in 2007	4
Proposal 2
Appointment of Independent Auditors	7
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS	8
Security Ownership of Management and Certain Beneficial Owners	8
Majority of Independent Directors	10
Compensation of the Board of Directors	10
Meetings and Committees of the Board of Directors	10
Information Regarding the Company's Process for Identifying Director Nominees	11
Audit Committee Report	12
Compensation Committee Report	13
Executive Officers	14
Executive Compensation	16
Stock Incentive Plans	19
Other Compensation Plans	21
Change in Control Arrangements	21
Compensation Committee Interlocks and Insider Participation	23
Stock Performance Graph	24
Certain Relationships and Related Party Transactions	24
Section 16(a) Beneficial Ownership Reporting Compliance	26
OTHER INFORMATION	26
Stockholder Proposals for the 2005 Annual Meeting	26
Annual Report on Form 10-K	27
Annual Report to Stockholders	27

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General Information

        This Proxy Statement is furnished to the stockholders of American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (referred to in this Proxy Statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 10, 2004, at the time and place shown in the Notice of Annual Meeting of Stockholders, and at any adjournment thereof.

        We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

        This Proxy Statement is first being mailed on or about April 27, 2004.

Voting Rights

        Only stockholders of record as of the close of business on April 7, 2004, will be entitled to the notice of and to vote at the meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock"), of which 36,099,035 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

        Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any Director and abstentions represented at the meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any other matter to come before the meeting and will not affect the outcome of any other matter. Votes will be tabulated under the supervision of EquiServe, Inc., which has been designated by the Board of Directors to act as inspector of the election.

        If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions.

        If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Common Stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it with you to the Annual Meeting.

Voting

        If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

  •
  "FOR" the election of the four nominees for Directors; and

  •
  "FOR" the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2004.

        If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

        As an alternative to voting by using the enclosed proxy card, if you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name"), you may vote by telephone or Internet. Please see the enclosed proxy card for instructions on how to access the telephone and Internet voting systems. If you hold your shares in "street name," your broker or other nominee will advise you whether you may vote by telephone or through the Internet as an alternative to voting by using the enclosed proxy card.

        When voting using any of these methods, as to the election of Directors, you may (a) vote for all of the Director nominees as a group, (b) vote for all of the Director nominees as a group, except those nominees whose names you specify or (c) withhold your vote from all nominees as group. As to the other proposal, you may vote "for" or "against" the item or "abstain" from voting.

        A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or over the Internet at a later date or by a proxy bearing a later date.

        The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by using the telephone or through the Internet.

PROPOSALS TO BE VOTED UPON

Proposal 1
Election of Directors

        The Board of Directors presently consists of ten members, each of whom have been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of service of the four Directors presently serving as the Class I Directors expire at the annual meeting to be held on June 10, 2004. Each of the Class I Directors are nominated for re-election to a new term of three years expiring in 2007.

        The Board of Directors anticipates that the nominees will be able to serve on the Board. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority or votes against any such nominee.

  The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Nominees for Class I Directors for Terms to Expire in 2007

The following individuals have been nominated by the Board as Class I Directors whose terms will expire at the annual meeting to be held in 2007:

        John C. Anderson is the Associate Medical Director for American Equity Investment Life Insurance Company ("American Equity Life"). Dr. Anderson is a member of the Southbrooke Health Center, Pell City, Alabama, where he has practiced chiropractic medicine since 1990. He is on the staff at St. Clair Regional Hospital, and has served on the Physician Advisory Committee for Blue Cross/Blue Shield of Alabama. Dr. Anderson holds a certification in disability and impairment rating, and is a member of the Academy of MUA Physicians and the American Academy of Pain Management.

  Director since 1998. Age 40.
  Member: Nominating and Corporate Governance Committees

        Robert L. Hilton served as Executive Vice President of Government Relations and Marketing of Amtrust Financial Services Inc. from October 2000 to April 2001. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996 he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton was retired from December 1999 until October 2000 and has been retired since May 2001. Mr. Hilton is a former Director of The Statesman Group, Inc. ("Statesman") and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida.

  Director since 1996. Age 75.
  Member: Compensation and Nominating and Corporate Governance Committees

        John M. Matovina has served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

  Director since 2000. Age 49.

        Kevin R. Wingert was appointed President of American Equity Life in March 2001. He served as Vice President of Marketing of that subsidiary from November 1996 until his appointment as President in 2001. He served as Regional Vice President of Marketing for American Life and Casualty Insurance Company ("American Life"), a subsidiary of Statesman, from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

  Director since 2002. Age 46.

Members of Our Board Not Standing for Election This Year

Set forth below is information about our directors who are not standing for election at the Annual Meeting.

Incumbent Class II Directors Whose Terms Expire at the 2005 Annual Meeting

        James M. Gerlach has served as Executive Vice President of our company since 1997 and as a director, Executive Vice President and Chief Marketing Officer of American Equity Life since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 35 years.

  Director since 1997. Age 61.
  Member: Executive and Investment Committees

        Ben T. Morris has served as Chief Executive Officer of Sanders Morris Harris Group, Inc. (formerly Sanders Morris Mundy), a financial services firm, since May 2002 and served as President of that company from July 1996 to May 2002. Mr. Morris is also a director of Capital Title Group, Tyler Technologies, Inc. and Sanders Morris Harris Group, Inc. He previously served as Chief Operating Officer of Tatham Corporation and Chief Financial Officer and President of Mid American Oil Company.

  Director since 1997. Age 57.

        David S. Mulcahy is an active investor in private companies, and, since 1987, he has been the Chairman of Monarch Manufacturing Company, Waukee, Iowa. Mr. Mulcahy is a certified public accountant who acted as a senior tax partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994. He has been a director of American Equity Life since 1996.

  Director since 1996. Age 51.
  Member: Audit Committee

Incumbent Class III Directors Whose Terms Expire at the 2006 Annual Meeting

        David J. Noble has served as Chairman, Chief Executive Officer, President and Treasurer of the Company and as Chairman of American Equity Life since their formation in 1995. Mr. Noble has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

  Director since 1996. Age 72.
  Member: Executive and Investment Committees

        A.J. Strickland III has been a Professor at the University of Alabama School of Business since 1968. Dr. Strickland is a director of Twenty Services, Inc., and a former director of Statesman.

  Director since 1996. Age 62.
  Member: Audit and Compensation Committees

        Harley A. Whitfield is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy from 1956 through 1994. Mr. Whitfield served as general corporate counsel for Statesman for over 30 years.

  Director since 1996. Age 73.
  Member: Audit and Compensation Committees

Proposal 2
Appointment of Independent Auditors

        The Audit Committee has appointed Ernst & Young LLP as our independent auditors for the year 2004. Ernst & Young LLP has served as our independent auditors since the Company was formed in 1995. The Board seeks to have the shareholders ratify the appointment of Ernst & Young LLP. If the appointment of Ernst & Young LLP is not ratified by our stockholders, our Audit Committee will investigate the reasons for the stockholder rejection and will consider approving other independent auditors.

        Fees paid to Ernst & Young LLP during the last two fiscal years were:

	2003	2002
Audit fees	$613,913	$645,847
Audit related fees	21,775	36,760
Tax fees	12,205	26,160
All other fees	29,677	—

Total	$677,570	$708,767

        Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q and statutory audits required by regulatory authorities. Audit-related services principally include accounting consultations and audits of our employee benefit plan. Fees for tax services include corporate tax advice and planning. In 2003, fees for all other services principally related to a study of senior management compensation.

        Our policy is that all fees for services provided by our independent auditors must be approved in advance by the Audit Committee. In addition, the Audit Committee reviews with Ernst & Young LLP, whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans. These policies were adopted in compliance with SOX, and rules adopted by the Securities and Exchange Commission ("SEC") thereunder.

        The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent auditors. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) performed by the independent auditors. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to assure that the provision of such services do not impair the auditors' independence. These services may include audit services, audit-related services, tax services and other services. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        Representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to questions.

        The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors.

INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The Company presently has approximately 4,600 stockholders. The following table sets forth the beneficial ownership of our Common Stock as of April 7, 2004 by: (i) each Director and nominee for Director of us; (ii) our chief executive officer and each of our other most highly compensated executive officers; (iii) all executive officers, Directors and nominees for Directors as a group; and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock.

	Shares Beneficially Owned(1)
			Warrants, Options, Subscription Rights, Convertible Securities included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner
	Number	Percent
David J. Noble(3)(4)	3,554,846	9.31	2,090,346
John M. Matovina(5)	95,000	*	70,000
Kevin R. Wingert(5)(6)	277,895	*	232,500
James M. Gerlach(5)(6)	367,953	1.01	272,953
John C. Anderson	11,650	*	1,000
Robert L. Hilton	6,550	*	1,000
Ben T. Morris	69,019	*	19,750
David S. Mulcahy(4)(6)	131,814	*	45,814
A.J. Strickland, III(5)	235,000	*	106,000
Harley A. Whitfield	37,000	*	16,000
Terry A. Reimer(5)(6)	366,453	1.01	269,953
Debra J. Richardson(4)(5)	294,300	*	277,953
Wendy L. Carlson	233,300	*	217,500
All executive officers, directors and nominees for directors as a group (13 persons)	5,680,780	14.30	3,620,769
5% Owners:
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	5,520,277	15.18	277,777
Hunter Global Investors L.P. (and its affiliates) 350 Park Avenue, 11th Floor New York, New York 10022	2,657,200	7.36	—
U.S. Bancorp.(7) 800 Nicollet Mall Minneapolis, MN 55402	1,875,000	5.19	1,875,000
Wellington Management Company, LLP (in its capacity as an investment adviser) 75 State Street Boston, MA 02109	1,754,000	4.86	—
NMO Deferred Compensation Trust(8) c/o Mr. Dan Kelly, trustee 4401 Westown Parkway West Des Moines, Iowa 50263	1,591,083	4.41	—

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
Except for Mr. Noble's stock options with respect to 960,000 shares of Common Stock, all stock options are granted pursuant to our 1996 Incentive Stock Option Plan and/or the 2000 Employee Stock Option Plan.

(3)
Includes 1,203,000 shares owned by Mr. Noble, 24,500 shares held in our 401(k) savings plan and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 52% of Twenty Services, Inc.

(4)
Of the 5,520,277 shares beneficially owned by Farm Bureau Life Insurance Company, 1,779,885 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau Life Insurance Company retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and Debra J. Richardson, each of whom is a Director or an executive officer of us. Each of the voting trustees disclaims any beneficial ownership with respect to these shares.

(5)
Mr. Matovina's ownership includes 24,000 shares held in self-directed retirement plan accounts and 1,000 shares owned by his spouse. Mr. Wingert's ownership includes 18,495 shares held in our 401(k) savings plan and 12,000 shares held in a self-directed retirement plan account. Mr. Gerlach's ownership includes 5,000 shares owned jointly with his spouse and 90,000 shares held in our 401(k) savings plan. Dr. Strickland's ownership includes 54,000 shares held by his children. Mr. Reimer's ownership includes 3,000 shares owned by his spouse and 90,000 shares held in our 401(k) savings plan. Ms. Richardson's ownership includes 15,847 shares held in our 401(k) savings plan and 200 shares in the American Equity Officers Rabbi Trust.

(6)
In addition to the shares reflected in this table, Mr. Gerlach, Mr. Reimer and Mr. Wingert each have Deferred Compensation Agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of Common Stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or action by the Board. Under their respective Deferred Compensation Agreements, Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; Mr. Wingert is entitled to receive 4,500 shares; and Mr. Mulcahy is entitled to receive 28,125 shares.

(7)
U.S. Bancorp. owns 625,000 shares of our 1998 Series A Participating Preferred Stock (the "Series A Preferred Shares"), which are convertible on a three-for-one basis into 1,875,000 shares of Common Stock. The Series A Preferred Shares first became convertible in connection with the initial public offering of our Common Stock ("IPO") on December 4, 2003.

(8)
Under the terms of the NMO Deferred Compensation Trust, all rights associated with assets of the trust are exercised by the trustee or the person designated by the trustee, and shall in no event be exercisable by or vest with NMO Deferred Compensation Plan participants. However, voting rights and dividend rights with respect to trust assets (including the 1,591,083 shares of our Common Stock beneficially owned by the trust) will be exercised by, or vest with, American Equity Life. All of the officers of American Equity Life have disclaimed any beneficial ownership with respect to these shares.

Majority of Independent Directors

        Our Board of Directors includes 10 members, and the Board has affirmatively determined that the following six are independent under the requirements of SOX and the corporate governance listing standards of the New York Stock Exchange ("NYSE Rules"):

John C. Anderson Robert L. Hilton Ben T. Morris David S. Mulcahy A.J. Strickland III Harley A. Whitfield

        The independent Directors meet in executive session as a part of all regular quarterly meetings of the Board. At each such executive session, the independent Directors select by consensus one member to preside over such sessions. Effective April 5, 2004, the Board adopted Corporate Governance Guidelines which are posted on our website at www.american-equity.com. Any interested person who desires to communicate with a member or members of our Board should consult such guidelines for information on methods of such communication.

Compensation of the Board of Directors

        Directors who are our employees receive no compensation for their services as directors. Each member of the Board of Directors who is not an officer of the Company receives (i) $1,000 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an officer of the Company also receives $1,000 for each additional day such Chair is required to work in preparation for meetings.

        Under the 2000 Director Stock Option Plan, Directors who are not employees may receive grants of options to purchase shares of our Common Stock. Effective December, 2003, each Director shall receive a grant of 1,000 options once annually at an exercise price equal to the market value of the our Common Stock on the date of grant. The first such grant occurred December 4, 2003, and all options granted to Directors on that date had an exercise price of $9.00 per option share.

Meetings and Committees of the Board of Directors

        The Board of Directors met four times in 2003, and each of the Directors attended at least three of the meetings. We currently have five permanent Board committees described below. Each of the committee members attended at least 75% of the committee meetings. Our policy regarding Director attendance at the annual meeting of stockholders is set forth in our Corporate Governance Guidelines which are posted on our website at www.american-equity.com. All of our Directors attended the Annual Meeting of Stockholders held June 5, 2003.

        The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board, all of the powers and authority of the Board in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board; and (iii) makes recommendations to the Board on policy matters. The Executive Committee is comprised of David J. Noble and James M. Gerlach, and they met monthly during 2003.

        The Audit Committee performs the following functions, among others: (i) assists the Board's oversight of (a) the integrity of our financial statements; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent auditors' qualifications and independence; and (d) the performance of our independent auditors and our internal audit function; and (ii) prepares the annual report required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors as amended and restated effective April 5, 2004. The charter is included as Appendix A to this Proxy Statement, and the annual report of the Audit Committee is set forth below. The Audit Committee met once each quarter in 2003.

        The Audit Committee is comprised of three independent Directors: David S. Mulcahy, Harley A. Whitfield, and A.J. Strickland III. Mr. Strickland was appointed to the Audit Committee by the Board of Directors on April 5, 2004. Under SOX and the NYSE Rules, the Audit Committee must include only Directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all audit committee members must have the ability to read and understand financial statements. The Board has determined that all members of the Audit Committee meet such standards. In addition, the Board has determined that David S. Mulcahy is an "audit committee financial expert," as that term is defined in SOX.

        The Compensation Committee performs the following functions, among others: (i) oversees our compensation and employee benefit plans and practices related to our CEO; (ii) makes recommendations to the Board with respect to other senior officers compensation, incentive-compensation and equity-based plans; and (iii) produces an annual report on executive compensation as required by the SEC. The Compensation Committee is governed by a written charter approved and adopted by the Board of Directors effective April 5, 2004. The charter is included as Appendix B to this Proxy Statement, and the annual report of the Compensation Committee is set forth below. The Compensation Committee met once in 2003.

        The Compensation Committee is comprised of three independent Directors: A.J. Strickland, III, Harley A. Whitfield and Robert L. Hilton. Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board has determined that all members of the Compensation Committee meet such standard.

        The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our Board regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities. The investment committee is comprised of David J. Noble and James M. Gerlach, and they met monthly during 2003.

        The Nominating and Corporate Governance Committee was formed effective April 5, 2004 and performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of Director candidates; (ii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved and adopted by the Board of Directors effective April 5, 2004. The charter is included as Appendix C to this Proxy Statement.

        The Nominating and Corporate Governance Committee is comprised of two independent Directors: John C. Anderson and Robert L. Hilton. Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board has determined that both members of the Nominating and Corporate Governance Committee meet such standard.

Information Regarding the Company's Process for Identifying Director Nominees

        The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

        The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the Committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and (ii) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Committee may consider include a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with us and independence from management and us. The Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds and experience.

Audit Committee Report

        The Audit Committee of the Board of Directors (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the Company's audited financial statements for the year ended December 31, 2003 in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        In addition, the Committee reviewed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications. The Committee also has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and reviewed and approved the compatibility of non-audit services with the auditors' independence.

        The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company's systems of internal controls, and the overall quality of the Company's financial reporting. The Committee, or its Chairman, meets with the independent auditors and management prior to the release of Company financial information or the filing of any such information with the Securities and Exchange Commission (the "Commission").

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year 2004.

AUDIT COMMITTEE David S. Mulcahy, Chair Harley A. Whitfield

Compensation Committee Report

        The Compensation Committee of the Board of Directors evaluates the job performance of Mr. Noble as President and CEO and makes recommendations to the Board of Directors as to the amount and form of his compensation. The Compensation Committee also makes recommendations regarding the compensation plans for others of our senior officers, and administers our equity-based incentive plans, which includes approving grants of stock options under the 2000 Employee Stock Option Plan.

        Our compensation programs are designed to:

  •
  attract and retain highly qualified and motivated executive officers and employees;

  •
  encourage and reward achievement of our annual and long-term goals; and

  •
  encourage executive officers and employees to become stockholders with interests aligned with those of other stockholders.

        Our executive compensation program includes base pay, discretionary annual cash bonuses, and long-term incentive opportunities through the use of stock options. Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million per individual, with the exception of "performance-based compensation." All options granted to our CEO and other executive officers qualify for this exclusion. It is not anticipated that any executive officer will be paid more than $1 million (excluding "performance-based compensation") and accordingly, all amounts paid as executive compensation should be deductible for federal income tax purposes.

        Mr. Noble has elected to receive an annual base salary of $60,000 since the formation of the Company in December 1995, and has received no cash bonuses. In 2000 and again in 2003, the Compensation Committee reviewed Mr. Noble's compensation and made recommendations to the Board of Directors concerning an increase in Mr. Noble's compensation and a cash bonus to reflect his leadership, the scope of his responsibilities and the Company's growth and profitability. In 2003, the Compensation Committee approved a form of employment contract for Mr. Noble. Mr. Noble has not accepted any salary increase or cash bonuses, and his total cash compensation from the Company remains at $60,000. Mr. Noble desires to negotiate several aspects of his proposed employment contract.

        In 2000, Mr. Noble received a five-year forgivable loan in the aggregate principal amount of $800,000. Payments on this loan are treated as compensation to Mr. Noble when forgiven in accordance with the terms of the applicable agreements.

        The Compensation Committee approved the grant of an aggregate of 300,000 stock options under the 2000 Employee Stock Option Plan to senior management and other officers and employees of the Company on the first day of trading of the Company's Common Stock on the New York Stock Exchange. All such options (i) are exercisable at $9.00 per share (the price at which the Common Stock began trading in connection with the Company's initial public offering of its Common Stock); (ii) have a ten year term; and (iii) have a 6-month vesting period.

        The Compensation Committee also approved an increase in Directors compensation. Each member of the Board of Directors who is not an officer now receives (i) $1,000 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an officer of the Company now receives $1,000 for each additional day such Chair is required to work in preparation for meetings.

        The Compensation Committee also approved the grant of an aggregate of 6,000 stock options to our independent Directors under the 2000 Director Stock Option Plan on the first day of trading of the Company's Common Stock on the New York Stock Exchange. All such options (i) are exercisable at $9.00 per share (the price at which the Common Stock began trading in connection with the Company's initial public offering of its Common Stock); and (ii) have a ten year term.

COMPENSATION COMMITTEE A.J. Strickland, III, Chair Harley A. Whitfield Robert L. Hilton

Executive Officers

        Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

        David J. Noble (age 72) has served as Chairman, Chief Executive Officer, President and Treasurer of the Company and as Chairman of American Equity Life since their formation in 1995. Mr. Noble has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March, 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc. ("Twenty").

        John M. Matovina (age 49) has served as our Vice Chairman since June 2003 and has been a Director of our company since 2000. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

        Kevin R. Wingert (age 46) was appointed President of American Equity Life in March 2001 and has been a Director of our company since 2002. He served as Vice President of Marketing of that subsidiary from November 1996 until his appointment as President in 2001. He served as Regional Vice President of Marketing for American Life from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

        James M. Gerlach (age 61) has served as Director and Executive Vice President of our company since 1997 and as a Director, Executive Vice President and Chief Marketing Officer of American Equity Life since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and as Executive Vice President and Treasurer of Vulcan Life Insurance

Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 40 years.

        Terry A. Reimer (age 58) has served as Executive Vice President of the Company and as a Director, Executive Vice President, Chief Operating Officer and Treasurer of American Equity Life since November 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life from September 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 35 years.

        Debra J. Richardson (age 46) has served as Senior Vice President and as Secretary of the Company and as a Director, Senior Vice President and Secretary of American Equity Life since June 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President-Shareholder/Investor Relations and Secretary. Ms. Richardson has been involved in the insurance industry for over 25 years.

        Wendy L. Carlson (age 43) has served as Chief Financial Officer and General Counsel of the Company and as General Counsel of American Equity Life since June 1999. Before becoming an employee, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for Statesman for over 15 years. Ms. Carlson is also a certified public accountant.

Executive Compensation

        The following table sets forth certain information with respect to the annual and long-term compensation of the Company's chief executive officer and the Company's highest paid executive officers whose total salary and bonus for 2003 services exceeded $100,000. The amounts shown are aggregate compensation from the Company and its subsidiaries.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards—Securities Underlying Options/SARs(3)
Name and Principal Position	Year	Salary(1)	Bonus		Other annual compensation(2)			All Other Compensation(4)
David J. Noble Chairman, Chief Executive Officer, President and Treasurer	2003 2002 2001	$60,000 60,000 77,865	$	— — —	$	— — —	50,000 — —	$193,708 193,708 194,065	(5) (5) (5)
John M. Matovina(6) Vice Chairman	2003 2002 2001	75,831 — —		17,512 — —		— — —	20,000 — —	1,688 — —
Kevin R. Wingert President, American Equity Life	2003 2002 2001	135,000 135,000 128,750		32,618 36,633 44,302		8,790 8,790 1,099	20,000 — —	3,283 3,408 4,498
James M. Gerlach Executive Vice President	2003 2002 2001	135,000 135,000 128,750		32,618 36,633 34,303		7,522 6,934 6,858	15,000 — —	3,302 3,372 3,398
Terry A. Reimer Executive Vice President	2003 2002 2001	135,000 135,000 128,750		32,618 36,663 34,303		9,555 10,476 10,476	15,000 — —	3,543 3,642 3,400
Debra J. Richardson Senior Vice President and Secretary	2003 2002 2001	135,000 135,000 108,333		32,618 36,663 24,303		9,567 9,567 10,546	20,000 — —	3,375 3,375 2,708
Wendy L. Carlson Chief Financial Officer and General Counsel	2003 2002 2001	135,000 135,000 128,750		32,618 36,633 34,303		— — —	20,000 — —	2,827 2,700 2,575

(1)
Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)
Mr. Wingert's amounts in 2003, 2002 and 2001 consisted of car allowance. Mr. Gerlach's amount in (i) 2003 consisted of $4,511 for car allowance and $3,011 for country club dues; (ii) 2002 consisted of $3,996 for car allowance and $2,938 for country club dues; and (iii) 2001 consisted of $3,996 for car allowance and $2,862 for country club dues. Mr. Reimer's amount in (i) 2003 consisted of $7,512 for car allowance and $2,043 for country club dues; (ii) 2002 consisted of $6,660 for car allowance and $3,816 for country club dues; and (iii) 2001 consisted of $6,660 for car allowance and $3,816 for country club dues. Ms. Richardson's amounts in 2003, 2002 and 2001 consisted of car allowance.

(3)
All awards were stock option grants made under our 2000 Employee Stock Option Plan.

(4)
Except for Mr. Noble's amounts (see footnote (5) for a discussion of such other amounts), all amounts represent employer contributions to our 401(k) savings plan.

(5)
During 2000, we loaned Mr. Noble $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used to exercise warrants to purchase 240,000 shares of Common Stock, all of which were exercised in 2000, the loan is not collateralized by the shares issued in connection with the exercise of the warrants. The loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by us in his present capacities, subject to specified exceptions. Forgiven amounts will constitute compensation to Mr. Noble in the year the forgiveness occurs. In each of 2003, 2002 and 2001, $192,508 of the loan was forgiven. In 2003, 2002 and 2001, this represented $169,740, $149,650 and $140,650, respectively, of principal and $22,768, $42,858 and $51,858, respectively, of interest, accrued at the rate of 6 1/2% per annum. The largest amount of indebtedness outstanding under theloan during 2003 was $509,700. As of December 31, 2003, the balance on the loan was $339,960

(6)
Mr. Matovina was appointed as Vice Chairman in June 2003. Mr. Matovina's annual base salary for 2003 was $135,000.

Options Granted in Last Fiscal Year

        The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2003 to our chief executive officer and our other highly compensated executive officers.

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise or Base Price per Share	Expiration Date
					5%	10%
David J. Noble	50,000	16.7%	$9.00	12/04/13	$283,003	$717,184
John M. Matovina	20,000	6.7	9.00	12/04/13	113,201	286,874
Kevin R. Wingert	20,000	6.7	9.00	12/04/13	113,201	286,874
James M. Gerlach	15,000	5.0	9.00	12/04/13	84,901	215,155
Terry A. Reimer	15,000	5.0	9.00	12/04/13	84,901	215,155
Debra J. Richardson	20,000	6.7	9.00	12/04/13	113,201	286,874
Wendy L. Carlson	20,000	6.7	9.00	12/04/13	113,201	286,874

(1)
All options described in this table were granted to the recipients on December 4, 2003, at a price of $9.00 per share. December 4, 2003 was the first date on which our Common Stock become publically traded on the New York Stock Exchange, and the opening market value was $9.00 per share. The options all become exercisable after the expiration of six months from the date of grant.

(2)
As required by the SEC, these columns show gains that may exist for the respective options, assuming that the fair value for our Common Stock appreciates from the date of grant of the duration of the options at the annual rates of 5% and 10% respectively. If the price of our Common Stock does not increase above the exercise price at the time of exercise, the value realizable from these options will be zero.

Aggregate Option Exercises and Fiscal Year-end Values

        The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2003 by our chief executive officer and our other highly compensated executive officers and the fiscal year-end value of the unexercised options.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)			Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End(2) Exercisable (E)/ Unexercisable (U)
David J. Noble	—	—	(E) (U)	2,068,125 50,000	(3)	(E) (U)	$9,844,100 48,500	(4)
John M. Matovina	—	—	(E) (U)	50,000 20,000	(3)	(E) (U)	232,000 19,400	(4)
Kevin R. Wingert	—	—	(E) (U)	212,500 20,000	(3)	(E) (U)	674,870 19,400	(4)
James M. Gerlach	—	—	(E) (U)	254,250 15,000	(3)	(E) (U)	1,118,130 14,550	(4)
Terry A. Reimer	—	—	(E) (U)	251,250 15,000	(3)	(E) (U)	1,098,210 14,550	(4)
Debra J. Richardson	—	—	(E) (U)	254,250 20,000	(3)	(E) (U)	1,020,638 19,400	(4)
Wendy L. Carlson	—	—	(E) (U)	197,500 20,000	(3)	(E) (U)	616,100 19,400	(4)

(1)
Except for the stock options granted to Mr. Noble and management subscription rights, all awards were stock options granted under our 1996 Incentive Stock Option Plan and 2000 Employee Stock Option Plan.

(2)
Values equal the excess of the fair market value of a share of Common Stock as of December 31, 2003 over the exercise price, multiplied by the number of options. The fair market value as of December 31, 2003 was $9.97 per share.

(3)
Includes stock options and management subscription rights. Messrs. Noble, Gerlach and Reimer, and Ms. Richardson received management subscription rights to purchase shares of Common Stock in connection with a rights offering in December 1997. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2005. Mr. Noble received 1,680,000 management subscription rights; Mr. Gerlach and Mr. Reimer each received 116,250 management subscription rights; and Ms. Richardson received 39,375 management subscription rights. In April 2003, Mr. Noble transferred 100,000 management subscription rights to each of Mr. Wingert and Ms. Carlson, 76,875 management subscription rights to Ms. Richardson and 295,000 management subscription rights to certain other individuals. In July 2003, Mr. Noble transferred 50,000 management subscription rights to Mr. Matovina.

(4)
Includes the value of stock options and management subscription rights. Based upon a fair market value of $9.97 per share of Common Stock as of December 31, 2003, Mr. Noble's 1,058,125 management subscription rights had a value of $4,909,700; Mr. Matovina's 50,000 management subscription rights had a value of $232,000; Mr. Wingert's and Ms. Carlson's 100,000 management subscription rights each had a value of $464,000; and Mr. Gerlach's, Mr. Reimer's and Ms. Richardson's 116,250 management subscription rights each had a value of $539,400.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	5,410,866	$5.63	1,380,708
Equity compensation plans not approved by security holders	—	—	—

Total	5,410,866	$5.63	1,380,708

(1)
Includes the 1996 Stock Option Plan, the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, a Stock Option and Warrant Agreement with the Company's Chairman, management subscription rights issued to certain officers and directors in 1997 and deferred compensation arrangements with certain officers, directors and consultants.

Stock Incentive Plans

        2000 Employee Stock Option Plan.    Our 2000 Employee Stock Option Plan was adopted by our Board of Directors in April 2000, and was approved by our stockholders in June 2000. The 2000 Employee Stock Option Plan provides for the issuance of options to purchase a maximum of 1,800,000 shares of our Common Stock to our employees. Options granted under the 2000 Employee Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by the Board of Directors, the 2000 Employee Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Employee Stock Option Plan after that date. As of December 31, 2003, there were 1,155,708 options outstanding under the 2000 Employee Stock Option Plan.

        Options granted under the 2000 Employee Stock Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options and entitle the optionee, upon exercise, to purchase shares of Common Stock from us at a specified exercise price per share. Incentive stock options must have a per-share exercise price of no less than the fair market value of a share of Common Stock on the date of grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of Common Stock on the date of the grant. Nonqualified stock options granted under the 2000 Employee Stock Option Plan must have a per-share exercise price of no less than the fair market value of a share of Common Stock on the date of the grant. Options are not transferable other than by laws of descent and distribution and will generally be exercisable during an optionee's lifetime only by the optionee.

        Our Compensation Committee administers the 2000 Employee Stock Option Plan and has the authority, subject to the provisions of the 2000 Employee Stock Option Plan, to determine who will receive awards under the 2000 Employee Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any employee in any one year is 225,000. The Compensation Committee has the authority to determine whether to include a vesting schedule for any option grant; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations.

However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Compensation Committee will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

        The Compensation Committee may provide that the exercise price of an option may be paid in cash, Common Stock or by a promissory note. The Compensation Committee may also permit a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us.

        If an optionee's employment with our company is terminated for any reason other than the optionee's death or disability, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within 60 days from the date of employment termination. If an optionee's employment with our company is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within one year after the date of employment termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Employee Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more Directors in opposition to the Director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

        The 2000 Employee Stock Option Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the 2000 Employee Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Employee Stock Option Plan without approval of our stockholders, if required by law.

        2000 Director Stock Option Plan.    Our 2000 Director Stock Option Plan was adopted by our Board of Directors in April 2000, and was approved by our stockholders in June 2000. The 2000 Director Stock Option Plan provides for the issuance of options to purchase a maximum of 225,000 shares of Common Stock to nonemployee Directors of our company. Options granted under the 2000 Director Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by our Board of Directors, the 2000 Director Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Director Stock Option Plan after that date. As of December 31, 2003, there were 6,000 options outstanding under the 2000 Director Stock Option Plan.

        Options granted under the 2000 Director Stock Option Plan will be nonqualified stock options under the Code and entitle the optionee, upon exercise, to purchase shares of Common Stock from us at an exercise price per share no less than the fair market value of a share of Common Stock on the date of the grant. Options will not be transferable other than by laws of descent, and will generally be exercisable during an optionee's lifetime only by the optionee.

        Our Board of Directors administers the 2000 Director Stock Option Plan and has the authority, subject to the provisions of the 2000 Director Stock Option Plan, to determine who will receive awards under the 2000 Director Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any Director in any one year is 10,500. The Board has the authority to determine whether to include a vesting schedule for any option granted; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Board has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Board will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

        If an optionee's directorship is terminated for any reason other than the optionee's death or disability, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within 60 days from the date of directorship termination. If an optionee's directorship is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within one year after the date of directorship termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Director Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more Directors in opposition to the Director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

        The 2000 Director Stock Option Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the 2000 Director Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Director Stock Option Plan without approval of our stockholders, if required by law.

Other Compensation Plans

        We sponsor a bonus plan for all employees based upon net receipts of premiums from new annuity sales. Senior managers of the Company, with the exception of Mr. Noble, participate in this plan on a pro rata basis with all other employees. The bonus pool consists of 5 basis points (0.05%) of net premiums received during the six-month periods preceding each semi-annual distribution date. Distributions are made as cash bonuses on a pro rata basis equal to the ratio which each employee's gross salary bears to our total payroll expense for the relevant period. In addition, officers of the Company may receive annual discretionary cash bonuses in amounts determined by Mr. Noble.

        We also have a qualified 401(k) plan for all employees after 30 days of employment and attainment of age 18. We match 50% of employee contributions to the plan to the extent of 4% of total compensation, subject to the limitations specified in the Code.

        In 2002, we offered to senior officers a non-qualified deferred compensation plan and trust. Under this plan, any of our senior officers may elect to defer all or a portion of their salary and/or cash bonuses until their separation from service due to death, disability or retirement, or until the Board authorizes the release of the deferred amounts. Each officer electing to defer salary under this plan has a deferred compensation account where the investment of such account is subject to his/her direction. All assets held to fund such accounts are held in trust and would be returned to the Company only in the event of its insolvency.

Change in Control Arrangements

        We have entered into change in control severance agreements with Messrs. Matovina, Wingert, Gerlach, and Reimer and Ms. Richardson and Ms. Carlson, which provide for payment of certain benefits to these executives if they are terminated following a change in control (defined below). The term of each agreement continues through December 31, 2004. However, each January 1 (beginning January 1, 2005), the term of each agreement will automatically extend one year unless we have given 90 days notice that we will not extend the term of the agreement. Upon the occurrence of a change in control, the term of each agreement shall be extended until the date that is 36 months following the change in control, or, with respect to Messrs. Gerlach and Reimer, 24 months.

        An executive is entitled to payments under the change in control severance agreement if, following a change in control and during the 36-month period (or with respect to Messrs. Gerlach and Reimer, 24-month period) following the change in control, (i) we terminate the executive's employment other than for "cause" (defined below), or (ii) the executive terminates his or her employment with us for "good reason" (defined below).

        Upon an executive's termination of employment as described above, the executive is entitled to the following:

  •
  Cash in an amount equal to three times (two times with respect to Messrs. Gerlach and Reimer) the greater of (i) the executive's base annual salary in effect at the time notice of termination is given or (ii) the executive's base annual salary in effect immediately preceding the change in control. This amount is payable in monthly installments over the three-year period following the executive's termination of employment, or, with respect to Messrs. Gerlach and Reimer, over the two-year period following the executive's termination of employment.

  •
  A cash lump sum equal to three times (two times with respect to Messrs. Gerlach and Reimer) the executive's target annual cash bonus in effect at the time notice of termination is given.

  •
  A cash lump sum equal to (i) the executive's base annual salary through the date of termination (to the extent not already paid) and (ii) the amount of the target annual bonus that the executive would receive for the year in which the executive's termination occurs, prorated through the date of termination.

  •
  During the period in which the executive is entitled to continued salary, the continuation of health, dental and life insurance benefits to the executive and the executive's family. If the executive becomes eligible to receive medical or other welfare benefits under another employer's plan, benefits from us will be secondary to those provided under such other employer's plan.

  •
  Amounts paid in respect of the executive's base annual salary or bonus shall be treated as "compensation" under any retirement plans.

        Additionally, with respect to Messrs. Matovina and Wingert and Ms. Richardson and Ms. Carlson, if the executive if subject to the "golden parachute" excise tax imposed by Internal Revenue Code Sections 280G and 4999, the executive is entitled to receive an additional "gross-up" payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment.

        With respect to Messrs. Gerlach and Reimer, if the executive is subject to the golden parachute excise tax, it will be determined whether a reduction in the amount of payments to the executive would result in a greater after-tax benefit to the executive than if the executive received all payments and paid all applicable taxes, including the golden parachute excise tax. If such a reduction would result in a greater after-tax benefit to the executive, the executive's payments will be reduced accordingly.

        During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        The term "change in control" is defined in the agreements, but generally means the occurrence of any of the following events:

  •
  a person or entity, other than certain parties (such as Farm Bureau), directly or indirectly acquires beneficial ownership of securities representing 35% of the voting power of our outstanding securities;

  •
  during any period of not more than two consecutive years, a majority of the Board of Directors ceases to be constituted by incumbent Directors or Directors approved by two-thirds of the incumbent Directors;

  •
  our stockholders approve and we consummate a merger other than a merger that would result in our voting securities continuing to represent at least 50% of the voting power of the stock of the surviving entity; or

  •
  we sell all or substantially all of our assets or our stockholders approve a plan of complete liquidation of the company.

        The term "cause" is defined in the agreements, but generally means any of the following:

  •
  The executive's willful and continued failure to substantially perform the executive's duties after a written demand for substantial performance is delivered to the executive.

  •
  The final conviction of the executive of, or an entering of a guilty plea or a plea of no contest by the executive to, a felony.

  •
  The willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

        The term "good reason" is defined in the agreements, but generally means, unless the executive has consented in writing, the occurrence of any of the following:

  •
  The assignment to the executive of duties inconsistent with the executive's position or a material diminution in status, title, authority, duties or responsibilities.

  •
  A reduction in the executive's base salary.

  •
  The relocation of the executive's office to a location more than fifty (50) miles outside of West Des Moines, Iowa.

  •
  Following a change in control, the failure by us or any of our affiliates to continue in effect any material fringe, compensation or employee benefit plan, or the taking of any action that would adversely affect the executive's participation in or materially reduce his or her benefits under any of such plans.

  •
  Following a change in control, our failure to obtain the successor entity's assumption of the executive's change in control severance agreement in writing.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee during 2003 were Messrs. Hilton, Strickland and Whitfield, none of whom has served at any time as an officer or employee of the company or our subsidiaries. Mr. Whitfield is of counsel to Whitfield & Eddy, P.L.C. We have retained Whitfield & Eddy from time to time to perform legal services.

Stock Performance Graph

        Our Common Stock first became listed on the NYSE and publically traded on December 4, 2003. This was the initial public offering of our Common Stock. Item 402(l) of Regulation S-K requires the inclusion in our proxy of a stock performance graph comparing the performance of our Common Stock on a total return basis with the performance of a recognized index and a related industry index or peer group. However, under the SEC's interpretation of this requirement, no graph is required for short fiscal years of 30 days or less, such as following an initial public offering. Because our Common Stock was traded for a limited period of less than 30 days, no performance graph is presented in this proxy statement.

Certain Relationships and Related Party Transactions

        General Agency Commission and Servicing Agreement.    We have a General Agency Commission and Servicing Agreement with American Equity Investment Service Company, or the Service Company, which is wholly-owned by Mr. Noble, our chairman, chief executive officer, president and treasurer, whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums we collected on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by us on the sale of those same policies. In return, we agreed to pay quarterly renewal commissions to the Service Company equal to .3875% of the premiums received by us on policies that still remain in force.

        During 1999, we amended the agreement to provide for the payment of 30% of agents' commissions by the Service Company for policies issued on or after September 1, 1999. In return, we agreed to pay the Service Company quarterly renewal commissions of .25% of the premiums received thereafter.

        During 2002, we amended the agreement to provide for the payment of 35% of the agents' commissions by the Service Company for policies issued from October 1, 2002 through December 31, 2002. In return, we agreed to pay the Service Company quarterly renewal commissions of .325% of premiums received on in-force policies thereafter. Effective October 1, 2002, we also agreed to pay the Service Company quarterly renewal commissions of .325% of in-force amounts on policies issued from January 1, 1998 through August 31, 1999 and .7% of in-force amounts on policies issued prior to January 1, 1998. The termination date of the agreement was extended to December 31, 2008.

        During 2003, we amended the agreement to provide for the payment of 27% of the agents' commissions payable by the Service Company for policies issued from July 1, 2003 through December 31, 2003. In return, we agreed to pay the Service Company quarterly renewal commissions of .375% of in-force amounts received thereafter.

        In connection with the General Agency Commission and Servicing Agreement, we record commissions and related payables for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company pursuant to an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2003 and 2002, the Service Company paid $14.4 million and $11.8 million, respectively, to our agents. We paid renewal commissions to the Service Company of $22.1 million, $21.7 million, and $23.2 million during the years ended December 31, 2003, 2002 and 2001, respectively.

        Estimated future payments under the General Agency Commission and Servicing Agreement at December 31, 2003 are as follows (Dollars in thousands):

Year ending December 31:
2004	$29,968
2005	8,961
2006	4,759
2007	1,312

45,000
Amounts representing interest	(4,399)

Net amount	$40,601

        As a source of funding its portion of agents' commission payments, the Service Company borrowed funds from Mr. Noble. The amount payable to Mr. Noble by the Service Company at December 31, 2003 and 2002 was $14.3 million and $24.4 million, respectively. As an alternate source of funds for such first year commissions, the Service Company borrowed funds from us. At December 31, 2003 and 2002, amounts receivable from the Service Company totaled $27.9 million and $20.5 million, respectively. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of the advance. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement. Interest on such indebtedness accrues at the "reference rate" of the financial institution that is our principal lender. This rate averaged 7.40% in 2003, 9.18% in 2002, and 9.16% in 2001.

        EquiTrust Transactions.    Effective August 1, 2001, we entered into a coinsurance agreement with EquiTrust Life Insurance Company, or EquiTrust, an affiliate of Farm Bureau Life Insurance Company, or Farm Bureau covering 70% of certain of our non-multi-year rate guaranteed fixed annuities and index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts for 2002 and 2003. As of December 31, 2003, Farm Bureau beneficially owned 14.9% of our Common Stock. Total annuity deposits ceded were approximately $649.4 million and $837.9 million for the years ended December 31, 2003 and 2002, respectively. Expense allowances received were approximately $65.6 million and $99.4 million the years ended December 31, 2003 and 2002. The balance due under this agreement to EquiTrust was $22.6 million at December 31, 2003 and $1.5 million at December 31, 2002, and represents the market value of the call options related to the ceded business we hold to fund the index credits and cash due to or from EquiTrust related to the transfer of annuity deposits. We remain liable with respect to policy liabilities ceded to EquiTrust should it fail to meet the obligations assumed by it.

        On December 29, 2003, we entered into a coinsurance agreement with EquiTrust, effective January 1, 2004, covering 20% of certain of our non-multi-year rate guarantee fixed annuities and index annuities. However, for each calendar year, the quota share will reduce to 0% in any month where the year-to-date premium ceded exceeds $500 million at the end of the prior month. This agreement may be terminated at any time by either party upon the giving of forty-five days prior notice.

        5% Trust Preferred Securities.    In October 1999, American Equity Capital Trust II ("Trust II") issued 97,000 shares of company obligated mandatorily redeemable preferred securities of subsidiary trust, or the 5% trust preferred securities to Iowa Farm Bureau Federation, which owns more than 50% of the voting capital stock of the parent of Farm Bureau. The 5% trust preferred securities have a liquidation value of $100 per share ($97,000,000 in the aggregate). The consideration received by Trust II in connection with the issuance of the 5% trust preferred securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau. Farm Bureau beneficially owned 14.9% of our Common Stock as of December 31, 2003. We receive an annual dividend of $4,850,000 on the fixed income trust preferred securities issued by the parent of Farm Bureau, and Trust II pays an equivalent annual dividend on the 5% trust preferred securities.

        Other Relationships.    Harley A. Whitfield, a member of our Board of Directors, and Wendy L. Carlson, our Chief Financial Officer and General Counsel, are each of counsel to Whitfield & Eddy, P.L.C. We have retained Whitfield & Eddy from time to time to perform legal services.

        We completed our initial public offering, or IPO, in December 2003. Sanders Morris Harris Inc., a wholly-owned subsidiary of Sanders Morris Harris Group, Inc., received an underwriting discount of $652,050 in connection with its role as an underwriter of 1,035,000 shares of Common Stock in the IPO. The 1,035,000 shares of Common Stock purchased by Sanders Morris Harris Inc. represent 900,000 shares purchased upon the closing and the IPO and 135,000 shares purchased in connection with the underwriters' full exercise of their over-allotment option in December 2003 and January 2004. Ben T. Morris, a member of our Board of Directors, is the Chief Executive Officer of Sanders Morris Harris Group, Inc. and a member of its Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2003, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER INFORMATION

Stockholder Proposals for the 2005 Annual Meeting

        Stockholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2005, or stockholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Senior Vice President and Secretary, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, and must comply with SEC rules in order to be eligible for inclusion in our proxy material for our 2005 meeting.

        A stockholder may present a proposal for inclusion in our proxy statement if such stockholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 31, 2004.

        In addition, under our Amended and Restated Bylaws, a stockholder who desires to present a proposal from the floor of the 2005 annual meeting must submit the proposal between March 12, and April 11, 2005. Any such proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Annual Report on Form 10-K

        Any stockholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December 31, 2003, (including our audited consolidated financial statements and financial statement schedules) as filed with the Securities and Exchange Commission, may contact Debra J. Richardson, Senior Vice President and Secretary, at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (888-221-1234, ext. 1704).

Annual Report to Stockholders

        Simultaneously with the mailing of this Proxy Statement, we are mailing our 2003 Annual Report and Form 10-K to all stockholders of record on April 7, 2004.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
AS AMENDED AND RESTATED BY THE BOARD ON APRIL 5, 2004

I.     PURPOSE OF THE COMMITTEE

        The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of American Equity Investment Life Holding Company (the "Corporation") is to (a) assist the Board's oversight of (i) the integrity of the Corporation's financial statements, (ii) the Corporation's compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process, (iii) the Corporation's independent auditors' qualifications and independence, and (iv) the performance of the Corporation's independent auditors and the Corporation's internal audit function, and (b) prepare the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the "SEC") for inclusion in the Corporation's annual proxy statement.

II.    COMPOSITION OF THE COMMITTEE

        The Committee shall consist of three (3) or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the "NYSE"), and any additional requirements that the Board deems appropriate.

        No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Corporation's annual proxy statement.

        The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

        Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

        Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must be designated by the Board to be the "audit committee financial expert," as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the "Act").

        No member of the Committee shall receive directly or indirectly any compensation from the Corporation other than Directors' fees and benefits.

III.  MEETINGS OF THE COMMITTEE

        The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management, (ii) the director of the Corporation's internal auditing department or other person responsible for the internal audit function and (iii) the Corporation's independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

        A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

        The Committee shall maintain minutes of its meetings and records relating to those meetings.

IV.    DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

        In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Auditors

        (a)   Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Corporation's Annual Report on Form 10-K is referred to herein as the "independent auditors");

        (b)   Review and, in its sole discretion, approve in advance the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation's management, if desired).

        (c)   Review the independent auditors' annual letter pursuant to Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, outlining all relationships that may impact their independence;

        (d)   Obtain at least annually from the Corporation's independent auditors and review a report describing:

    (i)
    the independent auditors' internal quality-control procedures;

    (ii)
    any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

    (iii)
    all relationships between the independent auditors and the Corporation (including a description of each category of services provided by the independent auditors to the Corporation and a list of the fees billed for each such category);

        (e)   Review and evaluate the qualifications, independence and performance of the Corporation's independent auditors, including the lead partner and reviewing partner of the independent auditors;

        The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner and the reviewing partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

Oversight of Annual Audit and Quarterly Reviews

        (f)    Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan's progress and results during the year;

        (g)   Review with management, the Corporation's independent auditors and, if appropriate, the director of the Corporation's internal auditing department, the following:

    (i)
    the Corporation's annual audited financial statements and quarterly financial statements, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any major issues related thereto;

    (ii)
    major issues regarding accounting principles and financial statements presentations, including any significant changes in the Corporation's selection or application of accounting principles;

    (iii)
    any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the Corporation's financial statements; and

    (iv)
    the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation;

        (h)   Resolve all disagreements between the Corporation's independent auditors and management regarding financial reporting;

        (i)    Review on a regular basis with the Corporation's independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management's response with respect thereto, any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.

Oversight of the Financial Reporting Process and Internal Controls

        (j)    Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Corporation's internal audit function, through inquiry and discussions with the Corporation's independent auditors and management;

        (k)   Discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation, including the internal auditing department, assess and manage the Corporation's exposure to risk, as well as the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures;

        (l)    Review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, make recommendations to the Corporation's chief executive officer regarding the assignment of additional internal audit projects to the director of the Corporation's internal auditing department;

        (m)  Review with management the Corporation's administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

        (n)   Receive periodic reports from the Corporation's independent auditors, management and director of the Corporations's internal auditing department to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

Miscellaneous

        (o)   Review the type and presentation of information to be included in the Corporation's earnings press releases (especially the use of "pro forma" or "adjusted" information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Corporation to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance);

        (p)   Establish clear hiring policies by the Corporation for employees or former employees of the Corporation's independent auditors;

        (q)   Prepare the report required by the rules of the SEC to be included in the Corporation's annual proxy statement and such other reports as may from time to time be necessary or appropriate;

        (r)   Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

        (s)   Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, at the Corporation's expense, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities;

        (t)    Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent auditors, or the performance of the internal audit function; and

        (u)   Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V.     EVALUATION OF THE COMMITTEE

        The Committee shall, on an annual basis, evaluate its performance. The evaluation may address any matters that the Committee considers relevant to its performance, and shall be conducted in such manner as the Committee deems appropriate.

VI.   INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

        The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such independent counsel or other consultants or advisers as it deems necessary.

* * *

        While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

        In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee, in either instance absent actual knowledge to the contrary.

        Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

* * *

APPENDIX B

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
ADOPTED AS OF APRIL 5, 2004

I.     PURPOSE OF THE COMMITTEE

        The purposes of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of American Equity Investment Life Holding Company (the "Corporation") shall be to oversee the Corporation's compensation and employee benefit plans and practices related to the Corporation's Chief Executive Officer; to make recommendations to the Board with respect to other Corporation senior officers compensation, incentive-compensation and equity-based plans; and to produce a Committee report on executive compensation as required by the Securities and Exchange Commission ("SEC") to be included in the Corporation's annual proxy statement or annual report on Form 10-K filed with the SEC.

II.    COMPOSITION OF THE COMMITTEE

        The Committee shall consist of two (2) or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the "NYSE"), and any additional requirements that the Board deems appropriate. Members of the Committee shall also qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws.

        The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

        Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.  MEETINGS AND PROCEDURES OF THE COMMITTEE

        The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

        A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

        The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

B-1

IV.    DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

        The Committee shall have the following duties and responsibilities with respect to the Corporation's compensation plans:

        (a)   To review at least annually the goals and objectives relevant to the compensation of the Corporation's Chief Executive Officer, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

        (b)   To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives relevant to the compensation of the Corporation's Chief Executive Officer, and determine and approve the Chief Executive Officer's compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer's compensation, the Committee shall consider all relevant factors, including the Corporation's performance and relative stockholder return, the value of similar awards to chief executive officers of comparable companies and the awards given to the Chief Executive Officer of the Corporation in past years. The Committee may discuss the Chief Executive Officer's compensation with the Board if it chooses to do so.

        (c)   Make recommendations to the Board with respect to other Corporation senior officers compensation, incentive-compensation plans and equity-based plans, in light of the Corporation's goals and objectives with respect to such plans.

        (d)   To perform such duties and responsibilities as may be assigned to the Committee under the terms of any compensation or other employee benefit plan, including any incentive compensation or equity-based plan.

        (e)   To approve all equity-compensation plans that are exempt from the stockholder approval requirements under NYSE listing standards.

        (f)    To produce a Committee report on executive compensation as required by the SEC to be included in the Corporation's annual proxy statement or annual report on Form 10-K filed with the SEC.

V.     EVALUATION OF THE COMMITTEE

        The Committee shall, on an annual basis, evaluate its performance. The evaluation may address any matters that the Committee considers relevant to its performance, and shall be conducted in such manner as the Committee deems appropriate.

VI.   INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

        The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the authority to retain or terminate any compensation consultant to assist the Committee in carrying out its responsibilities, including authority to approve the consultant's fees and other retention terms, such fees to be borne by the Corporation.

* * *

B-2

APPENDIX C

CHARTER OF THE NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
ADOPTED AS OF APRIL 5, 2004

I.     PURPOSE OF THE COMMITTEE

        The purposes of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of American Equity Investment Life Holding Company (the "Corporation") shall be to identify and to recommend to the Board individuals qualified to serve as directors of the Corporation; to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; and to oversee the evaluation of the Board and the Corporation's management.

II.    COMPOSITION OF THE COMMITTEE

        The Committee shall consist of two (2) or more directors, as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the "NYSE"), and any additional requirements that the Board deems appropriate.

        The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

        Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.  MEETINGS AND PROCEDURES OF THE COMMITTEE

        The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

        A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

        The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.    DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.    Board Candidates and Nominees

        The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

        (a)   To assist in identifying candidates to fill positions on the Board, including persons suggested by stockholders or others.

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        (b)   To review the background and qualifications of individuals being considered as director candidates. Among the qualifications considered in the selection of candidates, the Committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board.

        (c)   To recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Bylaws of the Corporation, which recommendations shall be consistent with the criteria for selecting directors established by the Board from time to time.

B.    Corporate Governance

        The Committee shall develop and recommend to the Board a set of corporate governance principles for the Corporation which shall be consistent with any applicable laws, regulations and listing standards.

C.    Evaluation of the Board and Management

        The Committee shall be responsible for overseeing the evaluation of the Board as a whole and management.

V.     EVALUATION OF THE COMMITTEE

        The Committee shall, on an annual basis, evaluate its performance. The evaluation may address any matters that the Committee considers relevant to its performance, and shall be conducted in such manner as the Committee deems appropriate.

VI.   INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

        The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the authority to retain or terminate any search firm to be used to identify director candidates, including authority to approve the search firm's fees and other retention terms, such fees to be borne by the Corporation.

* * *

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AMERICAN EQUITY
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	0000
AMERICAN EQUITY
1.	Election of Directors. (Please see reverse)
		FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES
	☐	For all nominees except as written above
				FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2004.			☐	☐	☐
To transact such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection with that meeting.

Signature:	Date:	Signature:	Date:

FOLD AND DETACH HERE

PROXY

AMERICAN EQUITY
Investment Life Holding Company

5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

This proxy when properly executed will be voted in the manner you direct below. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR such proposal(s)

Nominees for the Election of Directors are:

01) John C. Anderson	03) John M. Matovina
02) Robert L. Hilton	04) Kevin R. Wingert

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 10, 2004
TABLE OF CONTENTS
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
PROPOSALS TO BE VOTED UPON
Proposal 1 Election of Directors
Proposal 2 Appointment of Independent Auditors
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS
Aggregate Option Exercises and Fiscal Year-end Values
OTHER INFORMATION
  APPENDIX A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AS AMENDED AND RESTATED BY THE BOARD ON APRIL 5, 2004
  APPENDIX B
CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY ADOPTED AS OF APRIL 5, 2004
  APPENDIX C
CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS OF AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY ADOPTED AS OF APRIL 5, 2004